UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Hambrick, James L.
   29400 Lakeland Boulevard
   Wickliffe, OH  44092
2. Date of Event Requiring Statement (Month/Day/Year)
   May 1, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   The Lubrizol Corporation
   LZ
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Shares                              |3,114                 |D               |                                               |
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Common Shares                              |13,381.5658           |I               |Trust                                          |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Employee Stock Option (R|Current  |3/25/01  |Common Shares          |1,000    |$25.7813  |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|Current  |3/23/02  |Common Shares          |1,000    |$32.8125  |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|Current  |3/22/03  |Common Shares          |1,500    |$29.1875  |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|Current  |3/28/04  |Common Shares          |1,500    |$37.50    |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|Current  |3/27/05  |Common Shares          |1,500    |$35.1875  |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|Current  |3/25/06  |Common Shares          |1,750    |$30.0625  |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|Current  |3/24/07  |Common Shares          |2,000    |$33.75    |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|(1)      |3/23/08  |Common Shares          |2,250    |$37.7813  |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|(2)      |3/22/09  |Common Shares          |5,000    |$21.3238  |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|(3)      |3/27/10  |Common Shares          |16,500   |$28.1250  |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) Option to purchase 1,687 shares is currently exercisable; the remaining 563 will become exercisable on 3/23/2001.
(2) Option to purchase 2,500 shares is currently exercisable; 1,250 will become exercisable on 3/22/01 and the remaining 1,250 on 3/22/02.
(3) Option to purchase 8,250 shares will become exercisable on 3/27/01, 4,125 on 3/27/02 and the remaining 4,125 on 3/27/03.
SIGNATURE OF REPORTING PERSON
/s/ James L. Hambrick by Leslie M. Reynolds
DATE
May 4, 2000